Exhibit (11) under N-1A
                                          Exhibit 23 under Item 601/Reg SK


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the caption "Financial Highlights" and to the use of our reports dated June 17, 1998, in Post-Effective Amendment Number 33 to the Registration Statement (Form N-1A No. 33-20673)and the related Prospectuses of Vision Group of Funds, Inc. (comprising respectively, Vision Money Market Fund, Vision Treasury Money Market Fund, Vision New York Tax-Free Money Market Fund, Vision Growth & Income Fund, Vision U.S. Government Securities Fund, Vision Equity Income Fund, Vision Capital Appreciation Fund, and Vision New York Municipal Income Fund).



By: ERNST & YOUNG LLP
    /s/Ernst & Young LLP
Pittsburgh, Pennsylvania
August 25, 1998